UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

SCHEDULE 14A
(Rule 14a-101)

INFORMATION REQUIRED IN PROXY STATEMENT

SCHEDULE 14A INFORMATION

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(Amendment No.  )

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NuCO2 Inc.
(Name of Registrant as Specified in Its Charter)

(Name of Persons(s) Filing Proxy Statement, if Other Than the Registrant)

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    Item 1.    On January 30, 2008, NuCO2 Inc. issued the following letter to its employees:

NUCO2 INC.

      January 30, 2008

Dear NuCO2 Associate:

This morning our Company publicly announced that NuCO2 has signed an agreement to merge with an affiliate of the Aurora Capital Group, a highly respected investment firm with a distinguished record in acquiring and partnering with healthy middle market companies.

Upon consummation of the merger, NuCO2 will no longer be a publicly owned company.  However, we will continue to focus on our strategic goals of growth, operational and safety excellence, and exceptional customer service.  You are an important part of these goals, and I want you to also know that our new partner understands and appreciates the importance of your role and contribution.

We are excited to be teaming up with Aurora.  Our market leadership position, combined with Aurora’s extensive expertise and resources, will provide us with a powerful opportunity to further execute our Company’s strategies and continue to enhance its leadership serving the food service and hospitality industry.

We are proud of NuCO2’s long term track record of growth and continuous improvement.  This progress is a direct result of the commitment and dedication of each of you.

Completion of the transaction, which is expected to occur in the second calendar quarter of 2008, is subject to regulatory approvals, satisfaction of financing conditions and other customary conditions, including approval of the transaction by shareholders.

In the meantime, our business activities and entire organization will remain focused, as usual, on our customers and targeted improvements which are integral to our growth and achievement of our strategic goals.  Attached is a copy of the press release and a Frequently Asked Questions document we have prepared for shareholders, associates and customers.  We are conducting several associate communication meetings with management beginning this morning to further inform you about the merger with Aurora.

On behalf of myself and the executive management team, I want to congratulate all of our associates on our success as we look forward to an exciting future.

Sincerely,

/s/ Michael E. DeDomenico
Michael E. DeDomenico
Chairman and CEO
NuCO2 Inc.
Office 772.221.1754

    Item 2.    On January 30, 2008, NuCO2 Inc. issued the following letter to its customers:

January 30, 2008

Dear Customer,

Today, we publicly announced that NuCO2 Inc. has entered into a definitive merger agreement with an affiliate of the Aurora Capital Group, a highly respected investment firm with a distinguished record in acquiring and partnering with healthy middle market companies.

We are excited about this opportunity and we believe this transaction not only delivers outstanding value to our shareholders but brings a partner that fully supports our goal of exceptional customer service.  Our market leadership position, combined with Aurora’s extensive expertise and resources, will provide us with a powerful opportunity to further execute our Company’s strategies and continue to enhance our leadership serving the food service and hospitality industry.

Completion of the transaction, which is expected to occur in the second calendar quarter of 2008, is subject to regulatory approvals, satisfaction of financing conditions and other customary conditions, including approval of the transaction by shareholders.

In the meantime, our business activities and entire organization will remain focused, as usual, on our customers and targeted improvements which are integral to our growth and achievement of our strategic goals.  Attached is a copy of the press release and a Frequently Asked Questions document we have prepared for our customers, associates and shareholders.

On behalf of myself and the entire NuCO2 organization, I want to express that we remain totally committed to providing you with the same level of quality, reliability and overall value to which you have become accustomed.

Sincerely,

/s/ Randy Gold
Randy Gold
Senior Vice President, Sales & Customer Service
772 781-3650: Office
561 373-3205: Cell
rgold@nuco2.com

    Item 3.    On January 30, 2008, NuCO2 Inc. issued the following Frequently Asked Questions document for the benefit of shareholders, employees and customers:

NuCO2 Inc.

Frequently Asked Questions
Aurora Merger
January 30, 2008

Question: Why does the Board of Directors believe that it is an appropriate time to sell the Company?

Answer: While the Board of Directors (the “Board”) of NuCO2 Inc., a Florida corporation (“NuCO2” or the “Company”) is excited about its future business prospects, the all-cash offer of $30.00 per share represents a premium of approximately 24.6% over the Company’s closing share price of $24.08 immediately prior to the signing of the merger agreement.  The Board believes that the transaction is in the best interests of its shareholders and gives the Company the resources and opportunities to better grow and develop its business.

Question:  Who is the buyer?

Answer: Affiliates of Aurora Capital Group, a Los Angeles-based private equity firm with approximately $2.0 billion of private equity capital under management (“Aurora”).  Aurora is highly experienced in completing acquisitions of this kind and, historically, has focused on acquiring middle-market companies, like NuCO2.  We encourage you to visit Aurora’s website at www.auroracap.com.

Question:  Has the Board approved the transaction?

Answer:  The independent directors of the Board have unanimously adopted the merger agreement and approved the transactions contemplated thereby.

Question:  When do you anticipate closing?

Answer: We hope to close the transaction in the second calendar quarter of 2008.  Both NuCO2 and Aurora are committed to closing the transaction as quickly as possible.

Question:  What are the terms of the transaction?

Answer:  An affiliate of Aurora will acquire all of the outstanding common shares of NuCO2 for $30.00 per share in cash through a merger transaction.  The total enterprise value of the transaction is approximately $487 million.  Upon consummation of the merger, NuCO2’s shares will cease trading on NASDAQ and NuCO2 shareholders will not own shares in the new privately-held company.

Question:  Is the merger consideration taxable to me?

Answer:  The merger will be a taxable transaction.  If you are a U.S. taxpayer, the cash you receive for your NuCO2 shares will result in you recognizing gain or loss equal to the difference between the cash consideration you receive in the merger and your tax basis in your NuCO2 stock.

Question:  How will NuCO2 stock options granted under its employee stock option plans be treated in the merger?

Answer:  Each outstanding stock option to purchase shares of NuCO2 granted under the Company’s employee stock option plans with a per share exercise price of less than the merger consideration of $30.00 per share will become fully vested and will entitle the holder to be paid, in exchange for the cancellation of such stock option, an amount in cash (subject to any applicable withholding taxes) equal to the product of (i) the difference between the merger consideration and the applicable exercise price per share of such stock option, and (ii) the aggregate number of shares of common stock issuable upon exercise of such stock option.

Question:  What are the conditions to closing the merger agreement?

Answer:  The merger agreement contains customary closing conditions for both sides, including regulatory approval, satisfying the conditions of the proposed financing and the approval of NuCO2’s shareholders.  For more details, please refer to the definitive proxy statement, which will be mailed to shareholders prior to the shareholders’ meeting.

Question:  Does the transaction require antitrust filings and approval?

Answer: Yes.  This transaction must satisfy the pre-merger notification requirements under the Hart-Scott-Rodino Antitrust Improvements Act of 1976.

Question: What percentage of shareholders must approve the transaction?

Answer: The transaction requires approval by a majority of the outstanding shares of common stock of the Company.

Question:  What are the details of Aurora’s financing?

Answer: Aurora has secured equity and debt financing commitments, which are subject to customary conditions, to consummate the transaction.  For more details, please refer to the definitive proxy statement, which will be mailed to shareholders prior to the shareholders’ meeting.

Question: Did NuCO2 entertain competing offers for the Company?

Answer: NuCO2 took all actions that it deemed appropriate to ensure that shareholders are getting the best price, while also not putting the offer from Aurora at risk.  In addition, during the 45-day period immediately after signing the merger agreement, NuCO2 may actively solicit additional offers.  Once this “go shop” period ends, NuCO2 still has the ability to continue discussions with persons who have made an acquisition proposal and with whom it is engaged in discussions as of the expiration of the “go-shop” period, subject to certain terms laid out in the merger agreement.  In addition, NuCO2 may respond to any unsolicited offers, in accordance with the terms and conditions of the merger agreement.  Details of the circumstances leading up to the transaction will be available in the definitive proxy statement, which will subsequently be filed with the SEC.

Question: How can the merger agreement be terminated and what are the termination fees?

Answer:  The merger agreement may be terminated under certain circumstances, including (i) if the Board of Directors of the Company withdraws or modifies its recommendation of the merger agreement or (ii) the Company accepts a superior third-party proposal.  In connection with these events, the Company must pay Aurora (a) a $15.0 million fee if the acquisition proposal forming the basis for termination is from a party that made its proposal during the “go shop” period and the termination event occurs by March 29, 2008 and (b) $20.0 million in other cases.  These amounts include any expense reimbursement.

In addition, the Company may terminate the merger agreement if, under certain limited circumstances involving a breach by Aurora (including the failure to obtain its equity financing) or the proposed lenders, Aurora fails to obtain its debt financing. Upon such termination, Aurora must pay the Company a $15.0 million fee, including expenses.

Question:  Who will run the new Company?

Answer: Michael DeDomenico, our Chief Executive Officer, along with other members of our current senior management team will continue to hold such positions following the closing of the merger.

Question:  Will jobs be eliminated?

Answer:  The terms of the merger agreement do not call for the elimination of any positions.  We are not planning any layoffs or divestures.

Question:  How will the merger affect employee benefits?

Answer:  The merger agreement contemplates that the new privately-held company will provide each employee of the Company, at the time the merger becomes effective, with at least the same level of base salary, cash incentive compensation and other cash variable compensation that was provided to each such employee immediately prior to the effectiveness of the merger.  In addition, the merger agreement contemplates that the new privately-held company will provide the employees with employee benefits (other than equity-based compensation) that are no less favorable, determined in the aggregate on a plan-by-plan basis, than those provided to such employees immediately prior to the effectiveness of the merger.

Question: What happens to the 401(k)?

Answer: The Company intends to continue to offer the 401(k) plan to associates.

Question: What happens to the Employee Stock Purchase Plan?

Answer: The Employee Stock Purchase Plan will be suspended pending the closing of the merger and any shares you previously purchased will be cashed out in the merger like all other shares. If the merger is not consummated, the Company will consider whether to resume the plan. The proxy statement that we file with the SEC will contain information for all shareholders on the process and timing for surrendering their shares in exchange for the merger consideration.

Question: Can I sell shares of NuCO2 stock or exercise options?

Answer: All NuCO2 associates, as always, are subject to our insider trading policies. If you choose, you may exercise any vested options and/or buy or sell stock on the open market between January 30, 2008 and the closing date of the merger (subject to the restrictions of open trading windows that may apply to you).

Question:  Will the corporate headquarters remain in Stuart, Florida?

Answer:  There are no plans to relocate the corporate offices.

Question:  What effect will the transaction have on NuCO2’s creditors?

Answer: The merger agreement will not affect NuCO2’s obligation to pay its debts and other liabilities as they come due.

Question:  What happens to NuCO2’s business between now and the closing of the merger?

Answer:  We must continue to stay focused and drive our business forward during this transition period, as NuCO2 remains a publicly held company until the merger closes.  In general, we will continue to operate our business as normal.  The merger agreement does contain specific operating guidelines for extraordinary transactions, including spending and large contract decisions made outside of the ordinary course of business.  However, we will continue to promote and sell our products as usual, before and after we close the merger.

We are also beginning to draft the proxy statement that will contain important details about the Company, Aurora, the proposed merger and related matters.  STOCKHOLDERS ARE URGED TO READ THE PROXY STATEMENT CAREFULLY WHEN IT IS AVAILABLE, AS IT WILL CONTAIN IMPORTANT INFORMATION THAT STOCKHOLDERS SHOULD CONSIDER BEFORE MAKING A DECISION ABOUT THE MERGER.  In addition to receiving the proxy statement from the Company by mail, stockholders will also be able to obtain the proxy statement, as well as other filings containing information about the Company, without charge, from the SEC’s website (http://www.sec.gov) or, without charge, from the Company by contacting NuCO2 Inc., Attention, Eric M. Wechsler, General Counsel, 2800 S.E. Market Place, Stuart, Florida 34997.

The Company and its directors, executive officers and other members of management may be deemed to be participants in the solicitation of proxies from the stockholders of the Company in connection with the proposed transaction.  Information about the Company and its directors and executive officers, and their ownership of the Company’s securities, is set forth in the Company’s proxy statements and Annual Reports on Form 10-K, previously filed with the SEC, and will be set forth in the proxy statement relating to the merger when it becomes available.

Question: What has been the reaction in the field?

Answer: The field reaction has been very positive as the transaction is viewed as a growth opportunity for NuCO2.